Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Eshallgo Inc on Form S-8 of our report dated July 31, 2026, with respect to our audit of the consolidated financial statements of Eshallgo Inc as of and for the year ended March 31, 2026, which appears in the Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ Felix CPAs LLC

PCAOB ID 7243

Branchburg, New Jersey

August 5, 2026